THE MARCUS CORPORATION REPORTS FOURTH QUARTER
AND FISCAL 2009 RESULTS
Marcus Theatres® achieves record revenues and operating income for the year

Milwaukee, Wis., July 23, 2009….. The Marcus Corporation (NYSE: MCS) today reported results for the fourth quarter and year ended May 28, 2009. Results for both the fourth quarter and fiscal year benefited from the strong performance of Marcus Theatres®.

Fourth Quarter Fiscal 2009 Highlights

•	Total revenues for the fourth quarter of fiscal 2009 were $84,171,000, compared to revenues of $89,463,000 for the fourth quarter of fiscal 2008.
•	Operating income was $4,932,000 for the fourth quarter of fiscal 2009, compared to operating income of $9,288,000 for the same period in the prior year.
•	Net earnings were $2,208,000 or $0.07 per diluted common share for the fourth quarter of fiscal 2009, compared to net earnings of $4,030,000 or $0.14 per diluted common share for the fourth quarter of fiscal 2008.

Full Year Fiscal 2009 Highlights

•	Total revenues for fiscal 2009 were $383,496,000, a 3.3% increase from revenues of $371,075,000 for fiscal 2008.
•	Operating income was $43,399,000 for fiscal 2009, compared to operating income of $47,698,000 for the prior year.
•	Net earnings were $17,200,000 or $0.58 per diluted common share for fiscal 2009, compared to net earnings of $20,486,000 or $0.68 per diluted common share for fiscal 2008.
•	Net earnings for fiscal 2009 include one-time pre-tax investment losses and an adjustment of prior gains totaling $3.1 million or $0.06 per diluted common share.

-more-

“Our diversity was once again a benefit for The Marcus Corporation in fiscal 2009. The record results of Marcus Theatres helped to compensate for a very challenging year for the lodging industry and Marcus Hotels and Resorts,” said Stephen H. Marcus, chairman of The Marcus Corporation.

Marcus Theatres®

Marcus Theatres reported an 11.4% increase in revenues and a 21.2% increase in operating income for the fourth quarter of fiscal 2009, and an 18.9% increase in revenues and a 23.6% increase in operating income for the full year.

“The division’s strong performance was driven by a steady flow of high quality film product throughout the year, as well as an additional 83 screens in Nebraska acquired in April 2008. We believe we also benefited from the fact that a night at the movies is a relatively inexpensive form of entertainment, which is especially important in these recessionary times,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

The top-performing films for Marcus Theatres in the fourth quarter of fiscal 2009 were Monsters vs. Aliens, Star Trek, Angels & Demons, X-Men Origins: Wolverine and Fast & Furious 4. For the year, the top performing pictures for Marcus Theatres were The Dark Knight, Wall-E, Hancock, Gran Torino and Twilight.

“For showings of Monsters vs. Aliens, our digital 3D screens proved to be very popular with our customers, providing more than half of our box-office revenues for that film. In response to the growing popularity of this format, we installed an additional 13 new digital 3D systems across our circuit during the fourth quarter. We now offer digital 3D at over half of our first-run theatres. With more potential 3D hits such as Toy Story 1 & 2, A Christmas Carol, Avatar and Shrek Forever After in the pipeline, we are currently reviewing plans to extend digital 3D to additional locations during the coming year,” said Marcus.

Marcus said the summer got off to a very good start with box-office revenues substantially ahead of last year’s pace, until this past week, when comparisons became more difficult due to last year’s number-one

-more-

blockbuster, The Dark Knight. “Strong performers so far this summer include The Hangover, Transformers 2:Revenge of the Fallen, Public Enemies and Harry Potter and the Half Blood Prince, along with two digital 3D pictures, Up and Ice Age 3: Dawn of the Dinosaurs. The remainder of the summer movie slate includes potential hits such as G-Force in digital 3D, Funny People and G.I. Joe: The Rise of Cobra,” said Marcus.

A major renovation project at the company’s North Shore Cinema in Mequon, Wis. was completed in May, transforming this 11-screen theatre into a complete entertainment destination. New features include the company’s 13th 70-foot-wide UltraScreen® with premium reserved seating, updated auditoriums, a Hot Zone serving burgers, sandwiches and appetizers, and Marcus Theatres’ second Take Five Lounge featuring wine, beer and cocktails. “A highlight of the renovation is the stand-alone full-service Zaffiro’s Pizzeria restaurant and bar, offering Milwaukee’s delicious thincredibleSM pizza and other Italian dining favorites. The initial customer response to this new concept has exceeded our expectations,” added Marcus.

Marcus Hotels and Resorts

Declines in both revenues and operating income for Marcus Hotels and Resorts reflected the continuing impact of the recession on the lodging industry. Revenue per available room (RevPAR) declined 23.0% in the fourth quarter of fiscal 2009 and was down 10.1% for the full year. The declines reflected reduced occupancy levels and a lower average daily rate.

“Within this very challenging environment, our year-end results were slightly better than the industry as a whole. We attribute this to the location of our properties. Many of our hotels are in secondary markets, rather than in major destination markets that have experienced the most dramatic downturn,” said Marcus.

“Our visibility into the future is very limited, but it appears that occupancy levels have stabilized at their current lower levels,” commented Marcus. “While we are still down from the prior year, RevPAR declines at this point in the traditionally busier summer travel season have lessened slightly. Current industry forecasts indicate we may not begin to see a significant improvement in RevPAR trends until sometime during calendar 2010.”

-more-

“We have adjusted our staffing to reflect current occupancy levels, while being very careful to maintain the high level of service our guests expect. We continue to scrutinize our expenditures very closely and our managers have done a very good job of controlling costs during this period of market instability. In times like these, our financial strength is a competitive advantage. Our strong balance sheet gives us the ability to invest in maintaining and enhancing our properties and in positioning our facilities for future growth when the economy improves,” added Marcus.

Marcus said the first phase of a major renovation at the Grand Geneva Resort & Spa in Lake Geneva, Wis. has been completed. The project included enhancements to the hotel’s 355 guest rooms, a redesign of the WELL Spa® and a new outdoor pool deck with a California-style fire-pit. “One of the most talked-about enhancements is the unique television mirrors in all of the guest bathrooms. The TV within the mirror is activated at the flip of a switch, creating a first-time ‘wow factor’ for our guests,” explained Marcus. In addition, work has recently begun on a major renovation at the Hilton Milwaukee City Center that includes all of the guest rooms, as well as the corridors and main entrance.

“The total cost of both projects, which are scheduled for completion in fiscal 2010, is approximately $30 million. The company has also invested in new sales and marketing initiatives designed to increase visibility and expand the customer base,” said Marcus.

“Recent information from Smith Travel Research indicates our strategies are achieving results. The market penetration for many of our properties was higher at the end of fiscal 2009 than it was the year before, indicating we are increasing market share,” added Marcus.

Summary

“The record performance of Marcus Theatres and our strong balance sheet enabled us to successfully navigate through a very challenging fiscal 2009. We continued to invest in our properties and our two businesses during the year, and maintained our quarterly cash dividend payments to shareholders at the current rate. When the recession ends, and recessions always do, we believe we will be well positioned to capitalize on our investments and continue to build shareholder value over the long term,” added Marcus.

-more-

Conference Call and Webcast

Marcus Corporation management will host a conference call today, July 23, 2009, at 10:30 a.m. Central/11:30 a.m. Eastern time to discuss the fourth quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-213-8858 and entering the passcode 85718418. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, July 30, 2009 by dialing 1-888-286-8010 and entering the passcode 55724552. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 663 screens at 53 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 20 hotels, resorts and other properties in ten states. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

-more-

THE MARCUS CORPORATION
Consolidated Statements of Earnings
(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	(Unaudited)	(Audited)	(Unaudited)	(Audited)
	May 28, 2009	May 29, 2008	May 28, 2009	May 29, 2008
Revenues:
Rooms and telephone	$17,679	$22,797	$84,673	$94,077
Theatre admissions	30,951	27,342	137,335	114,703
Theatre concessions	15,266	13,903	67,881	56,849
Food and beverage	10,208	12,846	48,256	54,902
Other revenues	10,067	12,575	45,351	50,544

Total revenues	84,171	89,463	383,496	371,075
Costs and expenses:
Rooms and telephone	7,387	8,688	32,552	34,661
Theatre operations	26,418	24,068	112,921	95,694
Theatre concessions	3,573	3,205	16,273	14,002
Food and beverage	8,408	10,347	38,441	42,918
Advertising and marketing	4,426	5,407	20,300	20,307
Administrative	9,967	9,545	38,716	37,007
Depreciation and amortization	7,893	7,562	32,228	31,259
Rent	1,909	1,606	7,744	5,145
Property taxes	3,772	3,229	15,185	14,124
Preopening expenses	212	94	255	412
Other operating expenses	5,274	6,424	25,482	27,848

Total costs and expenses	79,239	80,175	340,097	323,377

Operating income	4,932	9,288	43,399	47,698
Other income (expense):
Investment income (loss)	680	504	(780)	1,486
Interest expense	(3,070)	(3,655)	(13,963)	(15,157)
Gain (loss) on disposition of property, equipment and other assets	258	35	(814)	83
Equity losses from unconsolidated joint ventures	(53)	(89)	(476)	(411)

	(2,185)	(3,205)	(16,033)	(13,999)

Earnings before income taxes	2,747	6,083	27,366	33,699
Income taxes	539	2,053	10,166	13,213

Net earnings	$2,208	$4,030	$17,200	$20,486

Net earnings per common share - diluted:	$0.07	$0.14	$0.58	$0.68
Weighted-average shares outstanding - diluted	29,777	29,776	29,819	30,230

-more-

THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	May 28, 2009	May 29, 2008
Assets:
Cash and cash equivalents	$6,796	$13,440
Accounts and notes receivable	12,433	18,870
Refundable income taxes	--	2,438
Deferred income taxes	1,391	1,327
Other current assets	7,776	13,152
Property and equipment, net	595,556	587,828
Other assets	85,823	84,593

Total Assets	$709,775	$721,648

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$22,972	$17,183
Income taxes	796	--
Taxes other than income taxes	13,015	12,819
Other current liabilities	29,205	30,670
Current maturities of long-term debt	14,432	31,922
Long-term debt	240,943	252,992
Deferred income taxes	30,276	32,889
Deferred compensation and other	30,696	25,680
Shareholders’ equity	327,440	317,493

Total Liabilities and Shareholders’ Equity	$709,775	$721,648

-more-

THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended May 28, 2009
Revenues	$48,770	$35,107	$294	$84,171
Operating income (loss)	8,244	(1,083)	(2,229)	4,932
Depreciation and amortization	4,011	3,727	155	7,893
13 Weeks Ended May 29, 2008
Revenues	$43,760	$45,269	$434	$89,463
Operating income (loss)	6,802	4,837	(2,351)	9,288
Depreciation and amortization	3,912	3,481	169	7,562
52 Weeks Ended May 28, 2009
Revenues	$215,258	$167,055	$1,183	$383,496
Operating income (loss)	43,671	9,700	(9,972)	43,399
Depreciation and amortization	16,431	15,148	649	32,228
52 Weeks Ended May 29, 2008
Revenues	$181,058	$188,520	$1,497	$371,075
Operating income (loss)	35,334	21,556	(9,192)	47,698
Depreciation and amortization	15,128	15,450	681	31,259

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

#   #   #